EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year End 2007 Results

SAN ANTONIO, Feb. 12, 2008 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the fourth quarter and year ended December 31, 2007.

For the year ended December 31, 2007, the Company's gross revenues totaled $2.0 billion, a 14% decrease compared to gross revenues of $2.4 billion reported in 2006. Net income was $51.5 million or $1.33 per diluted share, a 12% decrease over net income of $58.8 million or $1.55 per diluted share in 2006.

In the fourth quarter, the Company's gross revenues totaled $458.5 million, a 27% decrease from gross revenues of $632.1 million reported for the quarter ended December 31, 2006. Net income was $12.3 million, or $0.32 per diluted share, during the fourth quarter of 2007, compared to $15.9 million, or $0.42 per diluted share, in the fourth quarter of 2006.

The Company's truck segment recorded revenues of $1.9 billion in 2007, compared to $2.3 billion in 2006. Overall, the Company sold 16,813 new and used trucks in 2007, an 18% decrease compared to 20,497 new and used trucks sold in 2006. The Company delivered 7,230 new heavy-duty trucks, 5,482 new medium-duty trucks and 4,101 used trucks during 2007, compared to 11,799 new heavy-duty trucks, 4,693 new medium-duty trucks and 4,005 used trucks during 2006. Parts, service and body shop sales increased to $448.0 million in 2007 from $411.6 million in 2006.

The Company's truck segment recorded revenues of $429.7 million in the fourth quarter of 2007, compared to $607.6 million in the fourth quarter of 2006. The Company delivered 1,511 new heavy-duty trucks, 1,199 new medium-duty trucks and 1,008 used trucks during the fourth quarter of 2007, compared to 3,293 new heavy-duty trucks, 1,508 new medium-duty trucks and 994 used trucks during the fourth quarter of 2006. Parts, service and body shop sales increased to $110.6 million in the fourth quarter of 2007 from $103.7 million in the fourth quarter of 2006.

The Company's construction equipment segment recorded revenues of $97.1 million in 2007, compared to $77.8 million in 2006. The construction equipment segment recorded revenues of $24.1 million in the fourth quarter of 2007, a 34% increase compared to $18.0 million in the fourth quarter of 2006.

W. Marvin Rush, Chairman of Rush Enterprises, Inc., said, "I am pleased to announce that Rush Enterprises has demonstrated its ability to achieve results regardless of market cyclicality and significantly outperform the industry, both in the fourth quarter and overall in 2007. While the truck industry experienced a significant decline in both U.S. medium and Class 8 truck sales, our earnings only decreased 12%. Rush Enterprises' 2007 earnings were the second highest earnings in the Company's 42-year history."

"We are extremely proud of our accomplishments this year. We achieved a 9% increase in parts, service and body shop sales, allowing us to maintain a solid 105% absorption rate in 2007. U.S. sales of Class 8 trucks were down 46% in 2007, but our Class 8 deliveries were only down 39%. Our medium-duty truck sales were up 16.8% over 2006, while U.S. sales of Class 4-7 trucks declined 10.5%. We experienced growth in certain vocational markets such as refuse, crane and construction equipment. I attribute much of our success in 2007 to our dedicated employees' ability to operate efficiently in a down market and remain focused on growth opportunities," W. Marvin Rush concluded.

W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said, "Our experienced management team's successful execution of our strategic plan is directly responsible for our superior financial results in 2007 given the dramatic decrease in Class 8 truck deliveries. Key freight generating sectors such as housing and auto production have been in a downturn for the last 18 months. Lower freight demand and uncertain general economic conditions immediately following the tremendous pre-buy we experienced in 2006 resulted in weak heavy- and medium-duty truck markets in 2007, and we believe these markets will continue to decline into the first half of 2008."

"While the industry predicted a robust 2008 truck market at one time, these predictions have been adjusted downward to reflect the slowing economic conditions and uncertainty regarding the methodology engine manufacturers will use to meet the EPA's 2010 emission requirements. We believe U.S. Class 8 truck deliveries will be approximately 145,000 to 155,000 units in 2008 and will be weighted towards the second half of the year. As a result, we took action to reduce overhead expenses to a level more reflective of our needs given the expected business activity in 2008," Rusty Rush explained.

"We believe that normal customer trade cycles and price increases for engines that meet 2010 emission requirements will improve order intake during late 2008 and throughout 2009, but the magnitude of the U.S. 2009 heavy-duty truck market will be largely dictated by the economy. If general economic conditions in the U.S. improve, 2009 could be the second best year in history for Class 8 deliveries," Rusty Rush said.

"I remain confident in our strategy and our people's ability to execute as we face the challenges of a continuing soft market in 2008," Rusty Rush concluded.

Conference Call Info.

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year ended December 31, 2007, on Wednesday, February 13, 2008, at 11:00 a.m. EST/ 10:00 a.m. CST. Earnings will be reported on Tuesday, February 12, 2008 after the close of market. The call can be heard live by dialing 877-675-4752 (U.S.) or 719-325-4911 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm. For those who cannot listen to the live broadcast, the webcast will be available until April 15, 2008, at the above link and the audio replay will be available until March 31, 2008, by dialing 888-203-1112 (US) or 719-457-0820 (International) and entering the replay pass code 9488375.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 45 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

The Rush Enterprises, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects and anticipated results for 2008 and the impact of diesel emissions standards on the truck market, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
               ---------------------------------------
                     CONSOLIDATED BALANCE SHEETS
                     ---------------------------
         (In Thousands, Except Shares and Per Share Amounts)
                             (Unaudited)

                                                     December 31,
                                                   2007        2006
                                                ----------  ----------
 Assets
 ------
 Current assets:
  Cash and cash equivalents                     $  187,009  $  161,558
  Accounts receivable, net                          48,781      74,441
  Inventories                                      365,947     484,696
  Prepaid expenses and other                         1,699       2,128
  Deferred income taxes, net                         7,028       7,496
                                                ----------  ----------
   Total current assets                            610,464     730,319

 Property and equipment, net                       299,013     278,690

 Goodwill, net                                     120,582     117,071

 Other assets, net                                   1,532       2,330
                                                ----------  ----------

 Total assets                                   $1,031,591  $1,128,410
                                                ==========  ==========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
  Floor plan notes payable                      $  273,653  $  446,354
  Current maturities of long-term debt              33,593      25,999
  Current maturities of capital lease
   obligations                                       4,444       2,933
  Trade accounts payable                            40,452      37,449
  Accrued expenses                                  60,517      61,287
                                                ----------  ----------
   Total current liabilities                       412,659     574,022

 Long-term debt, net of current maturities         165,352     166,125
 Capital lease obligations, net of current
  maturities                                        13,099      14,799
 Deferred income taxes, net                         40,904      33,856

 Shareholders' equity:
  Preferred stock, par value $.01 per share;
   1,000,000 shares authorized; 0 shares
   outstanding in 2007 and 2006                         --          --
  Common stock, par value $.01 per share;
   60,000,000 class A shares and 20,000,000
   class B shares authorized; 26,070,595
   class A shares and 12,265,437 class B shares
   outstanding in 2007; 25,604,241 class A
   shares and 12,108,339 class B shares
   outstanding in 2006                                 383         251
  Additional paid-in capital                       178,274     169,801
  Retained earnings                                220,920     169,556
                                                ----------  ----------
   Total shareholders' equity                      399,577     339,608
                                                ----------  ----------
 Total liabilities and shareholders' equity     $1,031,591  $1,128,410
                                                ==========  ==========

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
               ---------------------------------------
                CONSOLIDATED STATEMENTS OF OPERATIONS
                -------------------------------------

               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                            Three months ended        Year ended
                               December 31,          December 31,
                            ------------------  ----------------------
                              2007      2006       2007        2006
                            --------  --------  ----------  ----------
 Revenues:
  New and used truck sales  $301,705  $489,073  $1,393,253  $1,780,418
  Parts and service          119,123   110,925     480,611     441,424
  Construction equipment
   sales                      18,097    13,466      74,986      59,545
  Lease and rental            13,324    11,230      52,103      41,776
  Finance and insurance        4,429     5,410      21,663      19,197
  Other                        1,841     2,026       8,163       8,163
                            --------  --------  ----------  ----------

   Total revenue             458,519   632,130   2,030,779   2,350,523

 Cost of products sold:
  New and used truck sales   277,764   455,235   1,283,993   1,652,913
  Parts and service           72,435    66,124     283,912     259,801
  Construction equipment
   sales                      15,857    11,593      66,737      52,527
  Lease and rental            11,357     9,109      44,069      32,615
                            --------  --------  ----------  ----------
   Total cost of products
    sold                     377,413   542,061   1,678,711   1,997,856
                            --------  --------  ----------  ----------

 Gross profit                 81,106    90,069     352,068     352,667

 Selling, general and
  administrative              55,894    56,738     240,661     230,056

 Depreciation and
  amortization                 3,889     3,522      14,935      12,889
                            --------  --------  ----------  ----------

 Operating income             21,323    29,809      96,472     109,722

 Interest expense, net         2,404     4,419      14,909      15,718

 Gain (loss) on sale of
  assets                          (8)       97         239          54
                            --------  --------  ----------  ----------

 Income before taxes          18,911    25,487      81,802      94,058

 Provision for income taxes    6,619     9,558      30,310      35,272
                            --------  --------  ----------  ----------

 Net income                 $ 12,292  $ 15,929  $   51,492  $   58,786
                            ========  ========  ==========  ==========

 Earnings per share:
  Earnings per common share
   - Basic                  $    .32  $    .42  $     1.35  $     1.57
                            ========  ========  ==========  ==========
  Earnings per common share
   - Diluted                $    .32  $    .42  $     1.33  $     1.55
                            ========  ========  ==========  ==========

 Weighted average shares
  outstanding:
  Basic                       38,273    37,687      38,059      37,476
                            ========  ========  ==========  ==========
  Diluted                     38,960    37,989      38,746      37,890
                            ========  ========  ==========  ==========

CONTACT:  Rush Enterprises Inc., San Antonio
          Steven L. Keller
          (830) 626-5226